SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): JANUARY 26, 2001


                         TRANSPORTATION COMPONENTS, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


            1-14181                                   76-0562800
   (Commission File Number)                (IRS Employer Identification No.)



THREE RIVERWAY, SUITE 200, HOUSTON, TEXAS                 77056
(Address of principal executive offices)                (Zip Code)


      Registrant's telephone number, including area code: (713) 332-2500


                                NOT APPLICABLE
         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

AMENDED AND RESTATED CREDIT AGREEMENT

      On January 26, 2001 (the "Closing Date"), Transportation Components, Inc., d/b/a TransCom USA, a Delaware corporation (the "Company"), entered into a Second Amended and Restated Credit Agreement, dated as of January 19, 2001, but effective as of September 30, 2000, with a group of institutional lenders (the "Lenders") (the "Amended Credit Agreement"). The Amended Credit Agreement provides for revolving loans (the "Revolving Loans"), with permitted borrowings of up to $38,500,000 and a term loan (the "Term Loan") of $36,500,000 which was converted from existing revolving loans. Interest on the Term Loan and Revolving Loans is payable monthly at an interest rate on the Term Loan of prime plus 2.00% and an interest rate on the Revolving Loans of prime plus 1.00% up to $36,500,000 and Prime plus 4.00% on any portion exceeding $36,500,000. The Term Loan principal is payable in monthly installments of $250,000 beginning January 31, 2001, and all unpaid principal and accrued but unpaid interest on the Revolving Loans and the Term Loan are due in full on October 31, 2001 (the "Termination Date"). In addition, the Company is obligated to prepay loans under the Amended Credit Agreement with 100% of the net proceeds from asset sales (which can be cumulated until such amount equals or exceeds $100,000), 60% of excess cash flow to be prepaid quarterly, and 60% of any tax refund to be paid immediately after receipt by the Company.

      The Company must pay several fees associated with the Amended Credit Agreement. A $75,000 agent fee was paid to Bank One, NA on the Closing Date. The Company also pays an amendment fee in the amount of three-fourths of one percent (0.75%) of the sum on the Closing Date of the outstanding principal balance of the Term Loan and Revolving Loan and obligations under certain letters of credit, payable one-third on the Closing Date, one-third on March 31, 2001 and one- third on May 31, 2001. If the Company prepays the credit facility in full and terminates all revolving commitments prior to any date on which an installment of the amendment fee is due, such installment and subsequent installments are waived. Finally, the Company must also pay monthly commitment fees accruing at the rate of one-half of one percent (0.50%) per annum on the amount by which the aggregate revolving commitments in effect from time to time exceed the sum of all revolving credit obligations outstanding from time to time.

      As a condition to closing the Amended Credit Agreement, the Company issued a warrant granting the Lenders the right to purchase an amount of the Company's common stock equal to three percent (3%) of the Company's outstanding common stock on the Closing Date (539,122 shares) for a price per share equal to the average closing price of the Company's common stock on the New York Stock Exchange for the thirty (30) trading days preceding the Closing Date ($0.53), with an expiration date of September 30, 2011. The warrant also provides for anti-dilution protection and certain registration rights. The warrant is subject to defeasance and cancellation if all of the obligations arising under the Amended Credit Agreement are paid in full prior to September 30, 2001 and the Lenders have no further commitments or obligations under the Amended Credit Agreement.

      In connection with the execution of the Amended Credit Agreement the Company agreed to mortgage its owned real property and upon the Lenders' request, its leased real property. In addition,

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the Company may not make principal payments on obligations subordinated to the debt incurred under the Amended Credit Agreement but may make interest payments on such obligations if no default exists, or with the lapse of time or the giving of notice, or both, would exist, under the Amended Credit Agreement so long as the aggregate monthly interest payments on subordinated obligations do not exceed an amount equal to five percent (5%) per annum.

      The Amended Credit Agreement also includes certain financial covenants, including (a) a minimum fixed charge coverage ratio (calculated as of the last day of each month for the three month period ended on such last day) of EBITDA plus a specified percentage of consolidated cash balances for such period to fixed charges for such period of .60 to 1.00 for the period beginning December 31, 2000 through February 28, 2001, increasing to .95 to 1.00 for the period beginning March 1, 2001 through April 30, 2001, and increasing to 1.00 to 1.00 for such periods thereafter, (b) a limitation on monthly capital expenditures, provided that no default has occurred, not to exceed $200,000 in December 2000, and increasing on January 1, 2001 to the lesser of (i) $200,000 plus any unexpended portion for the prior months of 2001 and (ii) $500,000, and (c) a minimum cumulative EBITDA beginning January 1, 2001 through the Termination Date.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      (c)   EXHIBITS.

      The following exhibits, from which schedules and exhibits have been omitted and will be furnished to the Commission upon its request, are filed with this report on Form 8-K.


     EXHIBIT NO.                      DESCRIPTION
     -----------                      -----------
          4.1    -  Warrant to Purchase 539,122 Shares of Common Stock

          10.1 - Second Amended and Restated Credit Agreement dated January 19, 2001, but effective as of September 30, 2000, by and among Transportation Components, Inc., d/b/a TransCom USA, a Delaware corporation, Bank One, NA (main office Chicago), SouthTrust Bank, Union Bank of California, N.A. and Bank of America, N.A. ("Lenders") (and any institutions which become Lenders by execution of an Assignment Agreement pursuant thereto), and Bank One, NA (main office Chicago) (formerly known as The First National Bank of Chicago), a national banking association, in its capacity as contractual representative for itself and the other Lenders.

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                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TRANSPORTATION COMPONENTS, INC.



                                          By:    /S/ DAVID N. PHELPS
                                                     David N. Phelps
                                                Senior Vice President and
                                                 Chief Financial Officer
February 5, 2001

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